Exhibit 99.1

ENTELLUS MEDICAL ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

PLYMOUTH, MN. (August 3, 2016) – Entellus Medical, Inc. (the “Company” or “Entellus Medical”) (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today reported its financial results for the quarter ended June 30, 2016.

Recent Highlights and Accomplishments

•	Revenue of $18.7 million in the second quarter of 2016, an increase of 23% year-over-year

•	Achieved balanced revenue growth across ear, nose and throat (ENT) offices and ORs – In-Office revenue represented 57% of U.S. product revenue in the second quarter

•	Acquired and entered into an exclusive license for XeroGel™ under which Entellus Medical has become the manufacturer of XeroGel. Entellus Medical continues to market and sell XeroGel to hospitals, offices and ambulatory surgery centers, enabling advanced office-based treatments and enhancing experiences for physicians and patients

•	Expanded Fiagon agreement to be the exclusive distributor of Fiagon Image Guidance Systems to hospitals in the U.S. and Canada, in addition to ENT offices and ambulatory surgery centers

•	Strengthened leadership team with the addition of Brent Moen as Chief Financial Officer and Corporate Secretary

“We are pleased with our second quarter accomplishments which include continued revenue growth and confirmation that our XprESS technologies are helping improve patient outcomes and building value for surgeons and their patients,” said Robert White, President and Chief Executive Officer of Entellus Medical. “We are encouraged by the growing trend of office-based procedures and intend to continue to seek opportunities that support this shift.”

Second Quarter 2016 Financial Results

Revenue for the second quarter increased 23% to $18.7 million from $15.2 million during the same period of the prior year. The growth in revenue was attributable to an increase in sales of the Company’s XprESS™ family of products through broader account penetration, both in the OR and the office, and increased sales of new products.

Gross margin for the second quarter of 2016 was 76.2%, compared to 78.0% for the same period in 2015. Gross margin was impacted by changes in sales mix resulting from the Company’s new product lines, continued geographic expansion and investment in expanded capacity for anticipated future growth.

Operating expenses for the second quarter of 2016 were $18.8 million, an increase of 32.4% compared to $14.2 million for the same period of the prior year. The increase in operating expenses was primarily due to increased compensation and other employee-related expenses, including stock-based compensation, resulting from expansion of the Company’s sales and finance staff.

Net loss for the quarter ended June 30, 2016 was $5.0 million, or $0.27 per share, compared with net loss of $2.9 million, or $0.15 per share, for the same period of the prior year. Entellus Medical ended the second quarter of 2016 with $46.1 million in cash, cash equivalents, and short-term investments.

2016 Financial Outlook

Entellus Medical expects third quarter 2016 revenue will range from approximately $17.3 million to $18.3 million, representing growth of 17% to 24% versus the third quarter in the prior year and that gross margin will be in a range of 75% to 77% for the third quarter of 2016. Third quarter net loss is expected to be in the range of $6.5 million to $8.5 million.

Entellus Medical expects full year 2016 revenue will be in a range of $74 million to $77 million, representing growth of 20% to 25% annually, and that gross margin will be in a range of 75% to 77% for the full year 2016. This compares to the Company’s previous revenue expectation for 2016 of $73 million to $77 million, previous growth expectations of 19% to 25% annually, and previous gross margin expectations for 2016 of 75% to 77%. Full year 2016 net loss is now expected to be in a range of $21 million to $28 million. This compares to the Company’s previous expectations for net loss in a range of $21 million to $29 million.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 3:30pm CT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 42991916. To listen to a live webcast or a replay, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. The Entellus Medical platform of products provides effective and easy-to-use solutions intended to help simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s core product lines, XprESS™ Multi-Sinus Dilation Systems, MiniFESS™ Surgical Instruments, XeroGel Nasal Dressing and FocESS™ Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify OR based treatment. Entellus Medical is committed to broadening its product portfolio with high-quality and purposeful innovations for the global ENT market. For more information, please visit the Company’s website at www.entellusmedical.com.

Forward-Looking Statements:

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “expect,” “anticipate,” “could,” “may,” “intend,” “will,” “estimate,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include the Company’s financial guidance for third quarter 2016 and full year 2016 and expectations regarding a shift to office-based procedures. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the dependence of the Company’s net sales on its XprESS family of products, future market acceptance and adoption of such products and adequate levels of coverage or reimbursement for procedures using such products; the Company’s ability to successfully develop and commercialize new ENT products; competition; ability to expand, manage and maintain its direct sales organization and market and sell its products in the United States and internationally; risks and uncertainties involved in its international operations, especially in light of the recent referendum vote of the United Kingdom to exit the European Union; the compliance of its products and activities with the laws and regulations of the countries in which they are marketed; failure or delay in obtaining FDA or other regulatory approvals or the effect of FDA or other regulatory actions; risks and uncertainties involved in the XeroGel acquisition, including the failure to realize intended benefits from the transaction or delay in realization thereof, the integration taking longer or being more difficult, time-consuming or costly to accomplish than expected and business disruption after the transaction; the Company’s ability to manage its anticipated growth; risk of product recalls, product liability claims and litigation and inadequate insurance coverage relating thereto; intellectual property disputes; loss of key suppliers; inadequacy of capital resources and inability to raise additional financing when needed and on favorable terms. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the Company’s Securities and Exchange Commission (“SEC”) reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 to be filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$18,730	$15,191	$35,632	$28,693
Cost of goods sold	4,459	3,348	8,459	6,297

Gross profit	14,271	11,843	27,173	22,396
Gross margin	76.2%	78.0%	76.3%	78.1%
Operating expenses
Selling and marketing	13,086	9,815	26,493	19,702
Research and development	1,873	1,308	3,785	2,608
General and administrative	3,838	3,074	7,787	5,890

Total operating expenses	18,797	14,197	38,065	28,200

Loss from operations	(4,526)	(2,354)	(10,892)	(5,804)
Other expense, net	(495)	(514)	(1,001)	(1,412)

Net loss	$(5,021)	$(2,868)	$(11,893)	$(7,216)

Net loss per share, basic and diluted	$(0.27)	$(0.15)	$(0.63)	$(0.46)

Weighted average common shares used to compute net loss per share, basic and diluted	18,824	18,718	18,812	15,647

Entellus Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$8,001	$28,548
Short-term investments	38,108	38,210
Accounts receivable, net	11,946	10,687
Inventories	4,749	3,889
Prepaid expenses and other current assets	1,755	1,691

Total current assets	64,559	83,025
Property and equipment, net	5,218	4,126
Intangible assets, net	6,298	—
Goodwill	4,242	—
Other non-current assets	199	34

Total assets	$80,516	$87,185

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,147	$2,208
Accrued expenses	8,247	6,995
Current portion of long-term debt	4,048	—

Total current liabilities	15,442	9,203
Long-term liabilities
Long-term debt, less current portion	15,806	19,824
Other non-current liabilities	722	562

Total liabilities	31,970	29,589
Total stockholders’ equity	48,546	57,596

Total liabilities and stockholders’ equity	$80,516	$87,185